 Exhibit 4.1
First Amendment to Amended and Restated Rights Agreement

This First Amendment to Amended and Restated Rights Agreement (the “First Amendment”), dated as of September 6, 2011, between Sonosite, Inc., a Washington corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”), amends the Amended and Restated Rights Agreement, dated November 28, 2007 (the “Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement. All section and exhibit references are to sections and exhibits of the Rights Agreement.

WHEREAS, pursuant to Section 26, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 26.

NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in this Amendment, the parties hereby amend the Rights Agreement as follows:

1. The definition of the term “Acquiring Person” set forth in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“"Acquiring Person" shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Shares then outstanding, but shall not include (a) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan, (b) any such Person who has become such a Beneficial Owner solely because (i) of a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (ii) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (x) cause such Beneficial Ownership to exceed 20% of the Common Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which are inaccurate or out-of-date or (y) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur, or (c) any Designated Holder, unless and until such time as such Designated Holder shall become the Beneficial Owner of 22% or more of the Common Shares then outstanding other than solely because (i) of a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (ii) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (x) cause such Beneficial Ownership to exceed 22% of the Common Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which are inaccurate or out-of-date or (y) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur. Notwithstanding clause (b) of the prior sentence, if any Person that is not an Acquiring Person due to such clause (b) does not reduce its percentage of Beneficial Ownership of Common Shares to below 20% by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common Shares so exceeds 20%, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (b) shall no longer apply to such Person). Notwithstanding clause (c) of the first sentence of this paragraph, if any Person that is not an Acquiring Person due to such clause (c) does not reduce its percentage of Beneficial Ownership of Common Shares to below 22% by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common Shares so exceeds 22%, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (c) shall no longer apply to such Person).  For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by the Board of Directors of the Company, acting by a vote of those directors of the Company whose approval would be required to redeem the Rights under Section 24.”

2.  Section 1 of the Rights Agreement is hereby amended to add the definition of the term “Designated Holder” as follows:

Designated Holder" shall mean BlackRock, Inc., together with all of its Affiliates and Associates (“BlackRock”), until the earliest of (a) such time as BlackRock ceases to beneficially own 18% or more of the Common Shares of the Company over a period of thirty (30) consecutive days, (b) such time as BlackRock, Inc. or any Parent (as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement) is subject to a change of control as determined by the Board in its sole discretion, or (c) such time as BlackRock reports or is required to report on Schedule 13D (or any successor or comparable report) its beneficial ownership of Common Shares, other than solely by reason of subsection (f)(1) of Rule 13d-1 promulgated under the Exchange Act.”

3.  Section 26 Supplements and Amendments is hereby amended and restated in its entirety as follows:

“Section. 26     Supplements and Amendments.  At any time prior to the Distribution Date and subject to the last sentence of this Section 26, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Rights Agreement (including, without limitation, the date on which the Distribution Date shall occur, the time during which the Rights may be redeemed pursuant to Section 24 or any provision of the Certificate of Designation) without the approval of any holder of the Rights. From and after the Distribution Date and subject to applicable law, the Company may, and the Rights Agent shall if the Company so directs, amend this Rights Agreement without the approval of any holders of Rights Certificates (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision of this Rights Agreement or (ii) to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person).  Any supplement or amendment adopted during any period after any Person has become an Acquiring Person but prior to the Distribution Date shall be null and void unless such supplement or amendment could have been adopted under the prior sentence from and after the Distribution Date.  Notwithstanding anything to the contrary contained in this Rights Agreement, the Rights Agent shall not be required to execute any supplement or amendment which adversely affects its rights or duties under this Rights Agreement.  In addition, notwithstanding anything to the contrary contained in this Rights Agreement, no supplement or amendment to this Rights Agreement shall be made which (a) reduces the Redemption Price (except as required by Section 12(a)) or (b) changes the last three sentences in the definition of Acquiring Person contained in Section 1.”

4.  This First Amendment shall be effective as of the date hereof and, except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

5.  This First Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all such counterparts shall together constitute one and the same document.  A signature to this First Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

SONOSITE, INC.
By:__/s/s Kevin Goodwin_____________
Name:_Kevin Goodwin_______________
Its:___President & CEO______________

COMPUTERSHARE TRUST COMPANY, N.A.
By:___/s/ Dennis V. Moccia____________
Name:__Dennis V. Moccia_____________
Its:__Manager, Contract Administration___